Exhibit 10.5

FOURTH AMENDMENT
TO LOAN AGREEMENT

         THIS FOURTH AMENDMENT TO LOAN AGREEMENT ("Fourth Amendment"), dated as of June 1, 2016, is made and entered into by and between AUTOBYTEL INC., a Delaware corporation ("Borrower"), and MUFG UNION BANK, N.A., formerly Union Bank, N.A. ("Bank").

RECITALS:

A.         Borrower and Bank are parties to that certain Loan Agreement dated as of February 26, 2013, that certain Consent dated July 29, 2013, that certain First Amendment dated September 10, 2013, that certain Second Amendment dated January 13, 2014, and that certain Third Amendment dated as of May 20, 2015 (collectively the “Agreement”), pursuant to which Bank agreed to extend credit to Borrower in the form of a revolving line of credit and two term loans.

B.         Borrower has requested that Bank agree to amend the Agreement in certain respects including, but not limited to, Borrower’s acquisition allowance, investments allowance, annual capital expenditures allowance, and annual lease allowance. Bank is willing to amend the Agreement, subject, however, to the terms and conditions of this Fourth Amendment.

AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank hereby agree as follows:

1.         Defined Terms.  Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.         Amendments to the Agreement.

(a)    The definition of “Permitted Acquisitions” is hereby deleted in its entirety and replaced with the following :

“Permitted Acquisitions” means any acquisition of or investment in the assets or equity interests of a third party having an acquisition price or investment amount of : (i) up to Five Million Dollars ($5,000,000) for any single acquisition, and (ii) up to Ten Million Dollars ($10,000,000) in the aggregate for all acquisitions consummated in any fiscal year.

(b)    The definition of “Permitted Investments” is hereby deleted in its entirety and replaced with the following :

“Permitted Investments” means any investment in the assets, equity interests, or debt of a third party in an amount of: (i) up to Two Million Five Hundred Thousand Dollars ($2,500,000) for any single investment, and (ii) up to Five Million Dollars ($5,000,000) in the aggregate for all investments.

(c)  Section 5.9 of the Agreement, which related to Capital Expenditures, is hereby amended by replacing the existing amount of “Two Million Five Hundred Thousand Dollars ($2,500,000)” appearing on line three thereof with the new amount of “Four Million Dollars ($4,000,000)”.

(d)  Section 5.10 of the Agreement, which related to Lease Obligations, is hereby amended by replacing the existing amount of “Three Million Dollars ($3,000,000)” appearing on line three thereof with the new amount of “Five Million Dollars ($5,000,000)”.

3.         Effectiveness of this Fourth Amendment.  This Fourth Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

(a)	A counterpart of this Fourth Amendment, duly executed by Borrower; and

(b)         Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Fourth Amendment.

4.         Ratification.

(a)         Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and

(b)         Upon the effectiveness of this Fourth Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Fourth Amendment,

5.         Representations and Warranties.  Borrower represents and warrants as follows:

(a)         Each of the representations and warranties contained in Section 3 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein; provided, however, that the following representations and warranties are amended or supplemented and updated as follows:

(i)	Section 3.2.	For the purposes of Section 3.2 of the Agreement, Exhibit A attached hereto constitutes the current schedule of Borrower’s Affiliates delivered to Bank.
(ii)	Section 3.8.	Section 3.8 of the Agreement is hereby amended in its entirety to read as follows:

3.8 Financial Statements. Borrower’s financial statements, including both a balance sheet at March 31, 2016, together with supporting schedule, and an income statement for the three (3) months ended March 31., 2016, have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower’s financial condition for the period covered thereby. Since March 31, 2016, there has been no material adverse change in Borrower’s financial condition or operations.

(b)         The execution, delivery and performance of this Fourth Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower; and

(c)         Except as previously disclosed to Bank, no event has occurred and is continuing or would result from this Fourth Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

6.         Governing Law.  This Fourth Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.

7.         Counterparts.  This Fourth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

“Borrower”

  AUTOBYTEL INC.

  By: /s/ Jeff Coats
          Jeff Coats
          Chief Executive Officer

  By: /s/ Glenn E. Fuller
         Glenn E. Fuller
         Executive Vice President, Chief Legal and
        Administrative Officer and Secretary

“Bank”

  MUFG UNION BANK, N.A.

  By: /s/ Kjell Gronvold
         Kjell Gronvold
         Managing Director

Exhibit A

Schedule of Borrower Affiliates

Subsidiary Name	Jurisdiction of Incorporation
Auto-By-Tel Acceptance Corporation	Delaware
Auto-By-Tel Insurance Services, Inc.	Delaware
Autobytel Dealer Services, Inc.	Delaware
Autotegrity, Inc.	Delaware
AutoWeb, Inc.	Delaware
AW GUA USA, Inc.	Delaware
AW GUA, Sociedad de Responsabilidad Limitada	Guatemala
Car.com, Inc.	Delaware
Dealix Corporation	California